UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2018

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11535 Sorrento Valley Rd., Suite 400
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 5.02 (e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of MabVax Therapeutics Holdings, Inc. (the “Company”) met on February 21, 2018 and made the following decisions.

Review of Management Compensation – the Compensation Committee determined that no bonus payments would be made for 2017 performance. Further, the Compensation Committee determined that in order to continue to conserve cash resources, management’s base salaries would remain unchanged from current levels.

The Compensation Committee granted stock options with an exercise price based on the closing price of the shares of common stock on February21, 2018, or $2.04, to the following officers of the Company:

J. David Hansen	President and Chief Executive Officer	290,000 stock options
Paul W. Maffuid	Executive Vice President Research and Development	195,000 stock options
Gregory P. Hanson	Chief Financial Officer	195,000 stock options
Paul F. Resnick	Vice President and Chief Business Officer	80,000 stock options

The stock options will vest at 25% of the total number granted at the six-month anniversary of the commencement date, with the balance in equal monthly installments of 4.167% of the number of shares for 18 months, such that 100% of the options will be vested after two years from the grant date.

Review of Board of Directors Compensation – The Compensation Committee granted 35,000 stock options to each non-executive member of the Board of Directors, at an exercise price of $2.04 per share, with vesting on a monthly basis until the options are fully vested at one year from the grant date, in lieu of cash compensation for 2018. The Compensation Committee increased the automatic annual grant on the next annual meeting date from 16,667 shares to 20,000 shares with the same monthly vesting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: February 23, 2018	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer